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                                                                       EXHIBIT 2

                                                                  Execution Copy



                            INVESTOR RIGHTS AGREEMENT

         This Investor Rights Agreement (this "Agreement") is made and entered into effective as of December 22, 2003, by and among FRC-WPP NRP Investment L.P., a Delaware limited partnership (the "Investor"), Natural Resource Partners L.P., a Delaware limited partnership (the "Company"), NRP (GP) LP, a Delaware limited partnership ("NRP (GP) LP"), and GP Natural Resource Partners LLC, a Delaware limited liability company (the "General Partner", and collectively with the Company and NRP (GP) LP, the "NRP Parties").

                                    RECITALS

         A. The Company is a limited partnership engaged in the business of owning and managing coal properties (the "Business"). NRP (GP) LP is the general partner of the Company. The General Partner is the general partner of NRP (GP) LP.

         B. Contemporaneously with the execution of this Agreement the Investor has purchased (the "Purchase") 4,796,920 Subordinated Units of the Company (the "Subordinated Units").

         C. As a condition to the Investor's purchase of the Subordinated Units, the Company, NRP (GP) LP, and the General Partner have agreed to grant the Investor certain management and investor rights as more fully set forth herein and the Investor has agreed to be bound by the obligations set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       REPRESENTATIONS AND WARRANTIES.

         1.1 Representations and Warranties by the Investor: The Investor hereby represents and warrants to the Company as follows:

                  (a) Authorization and Execution. (i) The Investor has all requisite partnership and other power and authority (if applicable) to execute, deliver and perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partnership and other action (if applicable) on the part of the Investor; (iii) this Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors rights generally or by general principles of equity; and
(iv) no governmental consent, approval, authorization, license or clearance, or filing or registration, by the Investor, with any governmental or regulatory authority, is required in order to permit the Investor to perform its obligations under this Agreement, except for such as have been obtained.

                  (b) Non-Contravention. The execution, delivery, and performance of and compliance with this Agreement will not, with or without the passage of time or giving of notice, (i) result in any material violation, or be in conflict with or constitute a default under (A) any certificate of limited partnership, certificate of formation, limited partnership agreement or limited liability company operating agreement of the Investor, (B) any provision of any mortgage, indenture, agreement,


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instrument or contract to which the Investor is party or by which it is bound, or (C) of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Investor which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Investor, or (ii) result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Investor or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Investor, its business or operations or any of its assets or properties.

         1.2 Representations and Warranties by the NRP Parties. Each of the NRP Parties represents and warrants to the Investor as follows:

                  (a) Authorization and Execution. (i) Each NRP Party has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by each NRP Party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate, partnership or limited liability action, as applicable, on the part of such NRP Party; (iii) this Agreement has been duly executed and delivered by each NRP Party and constitutes a legal, valid and binding obligation of such NRP Party, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity; and
(iv) no governmental consent, approval, authorization, license or clearance, or filing or registration with any governmental or regulatory authority, is required in order to permit any NRP Party to perform its obligations under this Agreement, except for such as have been obtained.

                  (b) Non-Contravention. The execution, delivery, and performance of and compliance with this Agreement will not, with or without the passage of time or giving of notice, (i) result in any material violation, or be in conflict with or constitute a default under (A) any certificate of limited partnership, certificate of formation, limited partnership agreement or limited liability company operating agreement of any NRP Party, (B) any provision of any mortgage, indenture, agreement, instrument or contract to which any NRP Party is party or by which it is bound, or (C) of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to an NRP Party which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of such NRP Party, or (ii) result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of an NRP Party or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to an NRP Party, its respective business or operations or any of its respective assets or properties.

2.       MANAGEMENT RIGHTS.

         2.1 The Investor shall be entitled to designate two directors of the board of directors (the "Board") of the General Partner (the "Investor Directors"), one of which shall be an "Independent Director" as such term is defined in the General Partner's Second Amended and Restated Limited Liability Company Agreement, as such agreement may be amended from time to time (the "Operating Agreement"). The Independent Director shall be subject to the approval of Compensation, Nominating and Governance Committee of the Board, which approval shall not be unreasonably withheld, delayed or conditioned. If and as necessary, the General Partner shall promptly increase the size of the Board to create the positions to be filled by the Investor Directors. The initial non-independent Investor Director shall be Alex T. Krueger. On or before January 31, 2004, the Investor shall provide the General Partner with a notice (the "Director Notice") identifying the Independent Director. The Members shall cooperate with respect to electing the directors designated by the Investor, including nominating the Investor Directors for election and voting in favor of the Investor Directors designated by the Investor (who, with


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respect to the Independent Director, shall be the individual designated in the
Director Notice, unless otherwise indicated in a subsequent notice delivered by the Investor to the General Partner). The Independent Director shall commence his or her service on the Board on or before the tenth Business Day following the General Partner's receipt of the Director Notice or on such later date as specified by the Investor therein. Each Investor Director shall hold office until his or her successor is elected pursuant to the terms of this Section 2 or until his or her earlier death, resignation or removal.

         2.2 The initial term of each Investor Director shall expire at the next annual meeting of the members of the General Partner (the "Members") or an earlier special meeting of the Members called for the purpose of electing Directors to the Board. At any such meeting (the "Initial Meeting"), and at all similar, subsequent meetings of the Members held for the purpose of electing Directors to the Board, the Members shall cooperate with respect to electing the directors designated by the Investor, including nominating the Investor Directors for election and voting in favor of the Investor Directors designated by the Investor (who shall be the individuals designated herein and in the Director Notice, unless otherwise indicated in a subsequent notice delivered by the Investor to the General Partner). At the Initial Meeting and all such meetings held thereafter prior to an Investor Director Resignation Event (as defined below), the Investor Directors shall be elected to serve annual terms expiring on the date of the annual meeting of Members following such election.

         2.3 The Investor may remove an Investor Director at any time, with or without cause, and the Members shall cooperate with respect to such removal, including voting in favor of such removal. In the event of the death, resignation or removal of an Investor Director, the Investor may designate a replacement Director.

         2.4 The Investor Directors shall serve on the Board in accordance with the terms of the General Partner's Second Amended and Restated Limited Liability Company Agreement (the "Operating Agreement") and shall be entitled to all rights and protections provided thereunder to directors generally. The General Partner shall amend Section 7 of the Operating Agreement to reflect the Investor's rights to designate the Investor Directors and as otherwise necessary to reflect the provisions of Section 2 of this Agreement.

         2.5 At the election of the Investor, the General Partner shall appoint at least one Investor Director to serve as a voting member of any executive (or similar) committee of the Board.

         2.6 The Investor's right to appoint the Investor Directors shall continue so long as the Investor continues to beneficially own (as defined in Rule 13d-3 under the Exchange Act) an amount of Subordinated Units or the common units of the Company ("Common Units") issued upon conversion of the Subordinated Units or otherwise comprising either (i) at least 5% of the aggregate number of subordinated units and Common Units of the Company then issued and outstanding; or (ii) at least 20% of the Investor's holdings of the date hereof (or its equivalent following conversion of the Subordinated Units to Common Units). At such time that the Investor's holdings of interests in the Company satisfy neither of the two foregoing conditions (the "Investor Director Resignation Event"), the Investor shall promptly cause the Investor Directors to resign from the Board and the Investor's rights under this Section 2 shall terminate.

3. FIDUCIARY DUTIES. For purposes of clarification, each NRP Party agrees that, without limiting the fiduciary duties of the Investor Directors to act in the best interests of the Company, any duty of loyalty imposed under Delaware law on the Investor and its designees shall be defined and limited as provided in this Section 3.

         3.1 Certain Potential Conflicts. Each NRP Party acknowledges that:



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                  (a) one or more Affiliates of the Investor (other than any such Affiliate that (i) is an Affiliate of Investor solely as a result of the Purchase and transactions in connection therewith, and (ii) is also an Affiliate of an NRP Party), including First Reserve Corporation ("FRC"), First Reserve Fund IX, L.P. ("Fund IX"), other funds managed by FRC currently or in the future (collectively, including Fund IX, the "FRC Funds"), and entities in which the FRC Funds hold investments (each of the foregoing collectively referred to in this Agreement as an "FRC Affiliate") may engage in material business transactions with the Company or its subsidiaries;

                  (b) directors, officers, and/or employees of an FRC Affiliate may serve as directors, officers and/or employees of any NRP Party or any subsidiary of any NRP Party (collectively, the "NRP Subsidiaries"); and

                  (c) with the consent of the Board or a committee of the Board, one or more FRC Affiliates may now or in the future engage in the same or similar lines of business or other business activities as those in which the NRP Parties or NRP Subsidiaries may engage.

For purposes of this Agreement, the term "Affiliate" means with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity. For purposes of the foregoing definition, the term "controls," "is controlled by," or "is under common control with" means the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

         3.2 Limitation of Liability. To the fullest extent permitted by law, neither any FRC Affiliate nor any director, officer or employee of an FRC Affiliate who may serve as an officer, director and/or employee of an NRP Party or NRP Subsidiary shall be liable to such NRP Party or NRP Subsidiary:

                  (a) by reason of any business decision or transaction undertaken by an FRC Affiliate which may be adverse to the interests of any NRP Party or NRP Subsidiary;

                  (b) by reason of any activity undertaken by any FRC Affiliate or by any other person in which an FRC Affiliate may have an investment or other financial interest which is in competition with any NRP Party or NRP Subsidiary; or

                  (c) by reason of any transaction with an FRC Affiliate or any transaction in which any FRC Affiliate shall have a financial interest,

                  unless in each case the party seeking to assert such liability shall bear the burden of proving, by clear and convincing evidence, that such transaction was not fair to such NRP Party or NRP Subsidiary at the time it was authorized by the applicable officers, directors, or general partner of such NRP Party or NRP Subsidiary.

         3.3 Competing Activities. Except as otherwise expressly provided in an agreement between the General Partner and an FRC Affiliate:

                  (a) any FRC Affiliate and its officers, directors, agents, shareholders, members, partners, Affiliates and subsidiaries, may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company's business (without limiting the foregoing, the NRP Parties acknowledge that FRC Affiliates may from time to time compete, directly or indirectly, with the Company, and that such FRC




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Affiliates may in its sole discretion pursue such competing business without disclosure of such competition to any NRP Party);

                  (b) no NRP Party or NRP Subsidiary shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom; and

                  (c) to the extent required by applicable law in order to effectuate the purpose of this provision, the NRP Parties shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.

         3.4 Corporate Opportunities.

                  (a) A "Corporate Opportunity" shall mean an investment or business opportunity or prospective economic advantage in which an NRP Party could, but for the provisions of this Agreement, have an interest or expectancy. If any FRC Affiliate (or, except as set forth below, any of its officers, directors, agents, shareholders, members, partners, Affiliates, subsidiaries) acquires knowledge of a Corporate Opportunity, the NRP Parties shall have no interest or expectancy, and hereby renounce any interest or expectancy, in the Corporate Opportunity. Further, the FRC Affiliate (i) shall have no duty to communicate or present such a Corporate Opportunity to the NRP Parties and (ii) shall not breach any fiduciary duty as a unit holder or director of any NRP Party or otherwise by pursuing or acquiring such Corporate Opportunity for itself or not communicating information regarding such Corporate Opportunity to the NRP Parties.

                  (b) Notwithstanding the provisions of clause 3.4(a), the NRP Parties do not renounce any interest or expectancy they may have in any Corporate Opportunity that is offered to any person who is both an officer or director of an FRC Affiliate, and an officer, director or employee of any NRP Party, if such opportunity is expressly offered to such person in his or her capacity as an officer, director or employee of an NRP Party

         (c) Neither the alteration, amendment or repeal of any portion of this
Section 3, nor the adoption of any provision in the charter documents of any NRP Party that is inconsistent with this Section 3 shall eliminate or reduce the effect of this Section 3 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 3, would accrue or arise prior to such alteration, amendment, repeal or adoption.


4.       REGISTRATION RIGHTS.

         4.1 Definitions. For purposes of this Section 4:

                  (a) Holder. The term "Holder" means the Investor or any permitted assignee to whom rights under this Section 4 have been assigned in accordance with this Agreement.

                  (b) Registration. The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement

                  (c) Registrable Securities. The term "Registrable Securities" means (i) all Common Units of the Company issued upon conversion of the Subordinated Units held by the Investor or the conversion of any additional subordinated units of the Company hereinafter acquired by the Investor; and



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(ii) any additional Common Units hereinafter otherwise acquired by the Investor.
Notwithstanding the foregoing, "Registrable Securities" shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 4 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

                  (d) SEC. The term "SEC" or "Commission" means the U.S. Securities and Exchange Commission.

         4.2 Demand Registration.

                  (a) Request by Investor. If the Company shall receive a written request from Holders of a majority of the Registrable Securities (the "Requesting Holders") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 4.2 (a "Demand Notice"), then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request ("Request Notice") to all Holders and, in addition to any obligations under Section 4.3 of this Agreement, use its commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Requesting Holders request to be registered in the Demand Notice, subject only to the limitations of this Section
4.2 and the rights of other Holders pursuant to Section 4.3.

                  (b) Underwriting. If the Requesting Holders intend to distribute the Registrable Securities covered by its request by means of an underwritten offering, then it shall so advise the Company as a part of the Demand Notice, and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include his or her Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Requesting Holders and such Holder) as provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Requesting Holders and reasonably acceptable to the Company. All Holders, whether or not they are participating in such offering, and the Company agree not to effect any sale, transfer, assignment, pledge or conveyance of (including, without limitation, taking any short position in) Common Units (or any securities of the Company exchangeable or convertible into Common Units) during the 180-day period beginning on the effective date of a registration statement filed by the Company (except as part of that Registration) pursuant to this Agreement. Notwithstanding any other provision of this Section 4.2 or Section 4.3, if the managing underwriter(s) determine in good faith that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the managing underwriter(s) may exclude shares of the Registrable Securities from the registration and the underwriting, and the number of shares that will be included in the registration and the underwriting shall be allocated, first to the Requesting Holders and to each of the Holders requesting inclusion of their Registrable Securities in such registration statement pursuant to Section 4.3. on a pro rata basis based on the total number of Registrable Securities then held by the Requesting Holders and each such Holder, and second to the Company and any other holders of Common Units that are participating in the registration (on a basis to be determined between the Company and any such other holders).

                  (c) Maximum Number of Demand Registrations. The Company shall be obligated to effect only three (3) such registrations pursuant to this
Section 4.2 (including any shelf registrations requested under this Section 4.2). A Registration shall be effected for purposes of this Section 4.2(c) when and if a registration statement is declared effective by the Securities and Exchange Commission and



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the distribution of securities thereunder has been completed without the occurrence of any stop order or proceeding relating thereto suspending the effectiveness of the Registration.

                  (d) Expenses. All expenses incurred in connection with any registration pursuant to this Section 4.2 (excluding underwriters' and brokers' discounts and commissions relating to Registrable Securities sold by the Holders), including without limitation all federal and "blue sky" registration, filing and qualification fees, printer's and accounting fees, fees and disbursements of counsel for the Company, and fees and expenses of one counsel to the Holders (selected by the Requesting Holders) shall be borne by the Company. Each Holder participating in a registration pursuant to this Section
4.2 shall bear such Holder's proportionate share (based on the total number of shares sold in such registration) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section
4.2 if the registration request is subsequently withdrawn at the request of the Requesting Holders, unless the Requesting Holders agree that such registration constitutes the use of one (1) demand registration pursuant to this Section 4.2; provided, however, that if at the time of such withdrawal, the Requesting Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Requesting Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Requesting Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 4.2.

                  (e) Deferral. Notwithstanding the foregoing, if the General Partner shall furnish to the Requesting Holders a certificate signed by the President or Chief Executive Officer of the General Partner stating that, in the good faith judgment of the Conflicts Committee of the Board, it would be in the best interests of the Company and its limited partners for such registration statement not to be filed, the Company shall have the right to defer such filings or the effectiveness thereof and, by notice to the Requesting Holders, to require the Requesting Holders to withdraw their Demand Notice and to refrain from delivering another Demand Notice for a period of not more than one-hundred eighty (180) days after receipt of the request of the initial Demand Notice; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

         4.3 Piggyback Registrations. The Company shall promptly notify all Holders of Registrable Securities in writing (a "Piggyback Notice") prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, whether pursuant to Section 4.2 or otherwise, but excluding registration statements relating to any employee benefit plan or a corporate reorganization, combination or merger) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) days after receipt of the Piggyback Notice, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any such registration statement, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (a) Underwriting. If a registration statement referred to in the Piggyback Notice is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in such a Registration pursuant



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to this Section 4.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting as provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the managing underwriter(s) may exclude shares of the Registrable Securities from the registration and the underwriting, and subject to the following sentence, the number of Registrable Securities that will be included in the registration and the underwriting shall be allocated among the Holders as set forth in Section 4.2. If the underwriting is not pursuant to Section 4.2, the number of Registrable Securities that will be included in the registration and the underwriting shall be allocated first to the Company and to any other holder of the Company's securities who has exercised a right to demand the registration of its securities; and second, to each Holder and any other holders of Common Units that have requested to participate in the registration, including pursuant to contractual rights to participate in such registration, on a pro rata basis based on the total number of Registrable Securities or other Common Units requested to be included in such registration by each such Holder and each such other holder. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

                  (b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 4.3 (excluding underwriters' and brokers' discounts and commissions relating to Registrable Securities sold by the Holders), including, without limitation all federal and "blue sky" registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of one counsel for Holders (selected by Holders of a majority of Registrable Securities included in such registration), and fees and disbursements of counsel for the Company, shall be borne by the Company.

                  (c) Not Demand Registration. Registration pursuant to this
Section 4.3 shall not be deemed to be a demand registration as described in
Section 4.2, unless the Investor specifically elects otherwise in writing. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this
Section 4.3.

                  (d) Withdrawal Right. Notwithstanding any provision contained in this Section 4.3 to the contrary, the Company shall have the right to terminate, withdraw, delay or postpone any Registration Statement initiated by it (other than in response to a Demand Notice under Section 4.2) prior to the effectiveness of such Registration Statement whether or not any Holder has elected to include his Registrable Securities in such Registration Statement.

         4.4 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

                  (a) Registration Statement. Prepare and file with the SEC a registration statement (including a "shelf registration statement" pursuant to Rule 415 on Form S-3, if eligible and requested by the Holders) with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and to keep any such registration statement effective for the shorter of (i) in the case of any registration other than one pursuant to Rule 415 on Form S-3, a period of two years, or in the case of any other registration, a period of 180 days (the "Registration


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

Period"), as may be extended pursuant to clause (f) below, or (ii) until all of such Registrable Securities have been sold.

                  (b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

                  (d) Blue Sky. Use its commercially reasonable to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form (including indemnification provisions), with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; provided, however, that the Registration Period shall be deemed extended by the number of days commencing on and including the date of such notice and ending on and including the date when the Company made available to each such Holder an amended or supplemented prospectus.

                  (g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities or of any underwriter in connection herewith, on the date or dates requested by such Holder, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and
(ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

         4.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 4.2 or 4.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

         4.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 4.2 or 4.3:

                  (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                           (i) any untrue statement or alleged untrue statement
                  of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                           (ii) the omission or alleged omission to state in
                  such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading, or with respect to any prospectus contained in such registration statement, to make the statements therein, in light of the circumstances under which they were made, not misleading; or

                           (iii) any violation or alleged violation by the
                  Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by it, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 4.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement, including any preliminary prospectus or final prospectus or any amendment or supplement thereto, by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

                  (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement, including any preliminary prospectus or final prospectus or any amendment or supplement thereto; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this subsection 4.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this
Section 4.6(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                  (c) Notice. Promptly after receipt by an indemnified party under this Section 4.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding, provided that all Holders shall collectively be entitled to only one such counsel. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 4.6 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 4.6.

                  (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

                  (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this
Section 4.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 4.6; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability, action or threatened action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether any statement or omission, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The amount paid or payable by a party under this Section 4(e) as a result of the loss, claim, damage, liability, action or threatened action referred to above shall be deemed to include any legal or other fees, disbursements and expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 4(e) were to be determined by pro rata allocation or by any method of allocation which does not take account of the equitable considerations referred to in the first and second sentences of this Section 4(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (f) Survival. The obligations of the Company and Holders under this Section 4.6 shall survive until the one year anniversary of the expiration of all applicable statutes of limitation or extensions of such statutes.

         4.7 Termination of the Company's Obligations. The Company shall have no obligations pursuant to Sections 4.2 or 4.3 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section
4.2 or 4.3 if, in the reasonable opinion of counsel to the Company, addressed to such Holder, all such Registrable Securities held by such Holder could be sold under Rule 144 promulgated under the Act in a single transaction.

         4.7 No Registration Rights to Third Parties. Without the prior written consent of the Holders of a majority of the Registrable Securities, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand or "piggyback" registration rights described in this Section 4, or otherwise) relating to Common Units or any other voting securities of the Company, if the granting or creation of such rights would interfere with the Company's ability to perform any of its obligations under this Agreement, or in any other way materially impair the rights of Holders of Registrable Securities.

         4.9 Rule 144 Reporting; S-3 Eligibility. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of "Restricted Securities" (used herein as defined in Rule 144 under the Securities Act) to the public without registration, and to be eligible to use Form S-3, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times during which the Company is subject to the reporting requirements of the Exchange Act;

                  (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at all times during which the Company is subject to such reporting requirements); and

                  (c) so long as any Holders of Registrable Securities owns any Restricted Securities, to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and with regard to the Securities Act and the Exchange

Act (at all times during which the Company is subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as such Holder of the Registrable Securities may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

         4.10 Maintenance of Listed Status The Company shall use its commercially reasonable efforts to maintain its status as a listed company on the New York Stock Exchange as such listing exists as of the date hereof, or, with the consent of the Holders of a majority of the Registrable Securities, which consent shall not be withheld unreasonably, such other national stock exchange or automated quotation system as the Company may deem advisable. In the event the Company should be de-listed, for whatever reason, the Company agrees to use its commercially reasonable efforts to regain its status as a listed company on the New York Stock Exchange, or such exchange or quotation system, as the case may be.

5.       ASSIGNMENT, AMENDMENT AND TERMINATION.

         5.1 Assignment. Notwithstanding anything herein to the contrary:

                  (a) Management Rights. The rights under Section 2 may be assigned to any Affiliate of Investor.

                  (b) Registration Rights. The registration rights under Section 4 hereof may be assigned (i) to any Affiliate of Investor, (ii) to the limited partners of Investor in connection with a liquidating distribution from Investor, or (iii) to a party that purchases at least 750,000 Subordinated Units or Common Units from the Investor or other Holder; provided, however, that no party may be assigned any of the foregoing rights unless (i) the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, and (ii) prior to the effectiveness of such assignment, any such assignee shall have agreed in writing to be subject to all the terms and conditions of this Agreement, including without limitation the provisions of Section 4.5 and this
Section 6; and provided, further, that no such assignment shall have the effect of increasing the maximum number of registrations the Company shall be required to effect under Section 4.2, as set forth in Section 4.2(c). Any assignment in violation of this Section 5.1(a) shall be null and void.

                  (c) Other Rights. Any other rights under this Agreement may be assigned only with the consent of both the Investor and the General Partner.

         5.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of each party hereto.

6.       GENERAL PROVISIONS.

         6.1. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile at the address and number set forth below; (c) three Business Days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

         To the Investor:

         FRC-WPP NRP Investment L.P.
         c/o First Reserve Corporation
         One Lafayette Place
         Greenwich, Connecticut  06830
         Attn:  Thomas R. Denison
         Fax Number: (303) 661-6729

         With a copy to:

         Gibson, Dunn & Crutcher LLP
         1801 California St., Suite 4100
         Denver, Colorado 80202
         Attn:  Beau Stark
         Fax Number: (303) 313-2839

         To any NRP Party

         GP Natural Resource Partners LLC
         601 Jefferson, Suite 3600
         Houston, Texas 77002
         Attn: Wyatt L. Hogan
         Fax Number: (713) 751-7563

         With a copy to:

         Vinson & Elkins LLP
         1001 Fannin, Suite 2300
         Houston, Texas 77002
         Attn: Dan Fleckman
         Fax Number: (713) 615-5859

         Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 6.1 by giving the other party written notice of the new address in the manner set forth above.

         6.2 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

         6.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware, excluding that body of law relating to conflict of laws and choice of law.

         6.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

         6.5 Third Parties. Except as provided in Section 3 hereof, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

         6.6 Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

         6.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

         6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.9 Arbitration.

                  (a) Except as set forth in Section 6.9(b), any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party hereto be solely and finally settled by arbitration conducted in Houston, Texas, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization by a single arbitrator. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). If any Demand for Arbitration pursuant to this section is not made within 180 days from the date that the dispute upon which the demand is based arose, the complaining party shall not have the right to require arbitration hereunder. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the absence of an arbitration election above, each party hereto hereby irrevocably submits and consents to the nonexclusive jurisdiction of the State and Federal Courts located in the State of Texas with respect to any action or proceeding arising out of this Agreement or any matter arising therefrom or relating thereto. In any such action or proceeding, each party hereto waives personal service of the summons and complaint or other process and papers therein and agrees that the service thereof may be made by mail directed to such party at its chief executive office, service to be deemed complete seven (7) days after mailing, or as permitted under the rules of either of said Courts.

                  (b) Neither any NRP Party nor the Investor shall have any right to make an arbitration election pursuant to Section 6.9(a) with respect to any action or proceeding arising out of Sections 2, 3 or 4 of this Agreement if and to the extent it involves a claim for injunctive relief, and the provisions of Section 6.9(a) shall not apply thereto. With respect to such matters, each party hereto hereby irrevocably submits and consents to the nonexclusive jurisdiction of the State and Federal Courts located in the State of Texas with respect to any action or proceeding arising out of this Agreement or any matter arising therefrom or relating thereto. In any such action or proceeding, each party hereto waives personal service of the summons and complaint or other process and papers therein and agrees that the service thereof may be made by mail directed to such party at its chief executive office, service to be deemed complete seven (7) days after mailing, or as permitted under the rules of either of said Courts.

         6.10 Specific Performance. Each NRP Party, on the one hand, and the Investor, on the other hand, acknowledges and agrees that irreparable injury would occur in the event any of the provisions of

Sections 2, 3 or 4 were not performed in accordance with their specific terms or were otherwise breached and that such injury would be not be compensable in damages. It is accordingly agreed that the parties hereto shall be entitled to specific enforcement of the terms of Sections 2 (Management Rights), 3 (Fiduciary Duties) and 4 (Registration Rights), and no party will take any action, directly or indirectly, in opposition to the other party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

         6.11 The Omnibus Agreement. The parties hereto agree that neither the Investor nor any FRC Affiliate is or shall be considered an "Affiliate" of any "Sponsor", as such terms are defined in the October 17, 2002 Omnibus Agreement (the "Omnibus Agreement ") by and among Arch Coal, Inc., a Delaware corporation, Ark Land Company, a Delaware corporation, Western Pocahontas Properties Limited Partnership, a Delaware limited partnership, Great Northern Properties Limited Partnership, a Delaware limited partnership, New Gauley Coal Corporation, a West Virginia corporation, Robertson Coal Management LLC, a Delaware limited liability company, each NRP Party, and NRP (Operating) LLC, a Delaware limited liability company, and as such neither the Investor nor any FRC Affiliate is bound or restricted by any of the terms or provisions thereof.

             [INTENTIONALLY BLANK - NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.







                                   FRC-WPP NRP Investment L.P.

                                     By:  FRC-WPP GP LLC, its general partner

                                          By:
                                             ----------------------------------

                                          Name:
                                          Title:


                                   Natural Resource Partners L.P.

                                     By:  NRP (GP) LP, its general partner
                                          By: GP Natural Resource Partners LLC,
                                              its general partner

                                              By:
                                                 ------------------------------

                                              Name:
                                              Title:


                                   NRP (GP) LP

                                     By:  GP Natural Resource Partners LLC,
                                          its general partner

                                          By:
                                             ----------------------------------

                                          Name:
                                          Title:


                                   GP Natural Resource Partners LLC


                                   By:
                                      -----------------------------------------

                                   Name:
                                   Title:




                  SIGNATURE PAGE FOR INVESTOR RIGHTS AGREEMENT